Exhibit 23.3

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of Fold, Inc. on Amendment No. 1 to Form S-4 (File No. 333-282520) of our report dated October 4, 2024, except for Note 4, as to which the date is November 26, 2024, with respect to our audits of the financial statements of Fold, Inc. as of December 31, 2023 and 2022 and for each of the years in the two-year period ended December 31, 2023 and 2022, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum llp

Marcum llp

New York, NY

November 26, 2024